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                                                                      Exhibit 12

              PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1990 through 1994
                     and Twelve Months Ended April 30, 1995
                      (in thousands except ratio amounts)

                                           April 30,
                                              1995         1994         1993          1992          1991         1990
                                           --------        ----         ----          ----          ----         ----
Earnings:
  Net income from
    continuing operations                   $39,034       $35,506      $37,534       $35,310      $20,552       $25,733
  Income taxes                               24,638        21,407       23,427        21,259       11,408        14,859
  Fixed charges                              32,902        29,736       26,715        26,246       26,823        25,739
                                            -------       -------      -------       -------      -------       -------
    Total Adjusted Earnings                 $96,574       $86,649      $87,676       $82,815      $58,783       $66,331
                                            =======       =======      =======       =======      =======       =======

Fixed Charges:
  Interest                                  $30,992       $27,671      $24,870       $24,570      $25,253       $24,271
  Amortization of debt
    expense                                     335           334          192           180          259           164
  One-third of rental expense                 1,575         1,731        1,653         1,496        1,311         1,304
                                            -------       -------      -------       -------      -------       -------
    Total Fixed Charges                     $32,902       $29,736      $26,715       $26,246      $26,823       $25,739
                                            =======       =======      =======       =======      =======       =======

Ratio of Earnings to Fixed
  Charges                                      2.94          2.91         3.28          3.16         2.19          2.58
                                            =======       =======      =======       =======      =======       =======


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